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                                            For More Information:
                                            James N. Borum
                                            Jeffrey P. Cornwell
                                            Thomas C. Deas, Jr.
                                            (610) 687-5253

AIRGAS, INC. REPORTS SPECIAL CHARGES, EARNINGS OUTLOOK

RADNOR, PA, April 14, 1997 - Airgas, Inc. (NYSE-ARG) said today that its results for the fourth quarter of its current fiscal year ended March 31, 1997 will include a non-recurring charge associated with the damages resulting from the previously announced fraudulent breach of a contract by a third-party supplier, a write-down related to two non-core, product-line businesses, and a loss related to the sale of a Canadian medical home-care business. The Company said that although it expects strong cash flow growth for the quarter, reported earnings for the quarter exclusive of these special charges will likely be below analysts' estimates due to expenses associated with the Company's investments in new branches, Airgas Direct Industrial, and its joint venture with National Welders Supply, as well as higher-than-expected costs of consolidating distribution businesses acquired in the Southeast over the past 24 months.

Airgas expects to report its results for the fourth quarter and full 1997 fiscal year on May 8, 1997.

In connection with the fraudulent breach of contract by a third-party supplier of refrigerant gas which Airgas reported on December 23, 1996, the Company said it will take a non-recurring pre-tax charge of approximately $26 million (approximately $17 million after-tax). This includes approximately $23 million for payments made to a third-party supplier and approximately $3 million in costs associated with the Company's investigation into the matter and legal action taken by the Company against the supplier and other parties.

"We expect the loss from the fraudulent breach of contract to be partially offset by insurance claims along with cash and inventories recovered in litigation," said Airgas' Chairman and Chief Executive Officer, Peter McCausland. "We continue to press forward with all efforts to recover damages. Nevertheless, we are taking a conservative accounting approach, recognizing the full loss now, and will record recoveries as they are obtained."

Airgas will also take a pre-tax, non-cash charge of approximately $5 million (approximately $3 million after-tax) related to the write-down of certain machinery and equipment, goodwill and other intangible assets of two non-core, product-line businesses. In addition, the Company has recognized a $700,000 after-tax loss on the sale of a medical home-care business in Ontario. "Our purchase of a national rental welder business has allowed us to rationalize and upgrade our fleet of welding machines at our distribution companies. Another product-line company has been downsized and will be restructured. The sale of our Ontario medical home-care business will allow us to focus on our growing industrial gas business in eastern Canada," Mr. McCausland said.

"On an operating basis, most of Airgas' industrial, medical and specialty gas businesses are performing up to expectations. In our Southern Division, however, we have experienced greater-than-anticipated costs in the consolidation of certain gas distribution businesses. This Division, which has current annual sales of $370 million, has absorbed 36 acquisitions with annual sales of $163 million over the past 24 months. These consolidations

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sometimes cost more and take longer than we expect; however, we believe these businesses are now positioned to move ahead," commented Mr. McCausland.

"Although our after-tax cash flow for the quarter is expected to show solid growth, our earnings per share, excluding the refrigerant and other charges and the loss associated with the sale of our Ontario medical home-care business, are expected to be slightly below the $.17 per share reported in the fourth quarter of our 1996 fiscal year," Mr. McCausland said.

"Looking ahead to fiscal 1998, we are confident of improved performance in our core gas business and expect good cash flow and earnings growth despite the dilutive effect of investments in information systems, logistics and facilities enhancements. We believe these strategic investments will be a significant driver of future cash flow and earnings expansion."

Airgas also said that the Company has purchased 800,000 shares pursuant to a
1.6 million-share stock purchase program previously authorized by the Board of Directors in December 1996.

Airgas is the largest distributor of industrial, medical and specialty gases and related equipment in North America with annual sales in excess of $1.2 billion. Its distributor network includes over 600 locations in 41 states,
Canada and Mexico.   Airgas can be visited via the Internet at
http://www.airgas.com.

This press release may contain statements that are forward-looking as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important risk factors include, but are not limited to, the Company's ability to consolidate and integrate acquisitions, the Company's ability to recover assets in connection with the fraudulent breach of contract related to refrigerant R-12 purchases and other factors described in the Company's 1996 Form 10-K filed with the Securities and Exchange Commission.

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